Exhibit 99.1



        Statement Of DePuy Orthopaedics, Inc., Regarding
              Agreement With U.S. Attorney's Office

Warsaw, IN (September 27, 2007) - As part of an industry-wide settlement affecting the five major orthopaedics manufacturers, DePuy Orthopaedics, Inc., has entered into an agreement with the United States
Attorney's Office that resolves a previously reported government investigation into sales practices in the orthopaedics industry. Terms of the agreement were announced today by the U.S. Attorney's Office, District of New Jersey.

The agreement contains no admission of fault or wrongdoing by DePuy Orthopaedics. Further, the government makes no claim that patient care was impacted by any of the sales practices that were the subject of the investigation.

The agreement signed by DePuy Orthopaedics and the U.S.
Attorney's Office notes that the company had "undertaken extensive actions and reforms in furtherance of its commitment to exemplary corporate citizenship" and "voluntarily exhibited a commitment to the continual refinement and improvement of its policies and procedures" with regard to relationships with surgeon consultants.

Surgeon consultants are important sources of innovation for medical technology manufacturers, and they are integral to the training of peers on the use of new technology.

Even before the investigation was announced, DePuy
Orthopaedics had implemented processes for the framework and disclosure of relationships with physicians, and supports this agreement and the government's efforts to further positive change throughout the industry.

The terms of the DePuy Orthopaedics agreement call for a deferral of all criminal charges for a period of 18 months, during which an external monitor will be assigned to DePuy Orthopaedics. DePuy Orthopaedics will also pay $84.7 million and will enter into a Corporate Integrity Agreement for a period of five years.

DePuy Orthopaedics believes that the collaboration between government and industry will result in greater transparency in relationships between industry and surgeon consultants. DePuy Orthopaedics will work closely with the external monitor and the government to advance processes that bring greater clarity to the marketplace for the benefit of customers and patients.

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